Exhibit 2.1

17173.COM STOCK PURCHASE AGREEMENT

17173.COM STOCK PURCHASE AGREEMENT, dated November 14, 2003, by and among SOHU.COM LIMITED, a company incorporated in the Cayman Islands, the registered office of which is situated at Walkers SPV Limited, Walker House, Mary Street, PO Box 908 GT, George Town, Grand Cayman, Cayman Islands (the “Purchaser”) on the one hand, and NETDRAGON WEBSOFT, INC., a company incorporated in the British Virgin Islands, the registered office of which is situated at 3387, Road Town, Tortola, British Virgin Islands (the “Seller”), on the other hand.

W I T N E S S E T H:

WHEREAS, Kylie Enterprises Limited, a company incorporated in the British Virgin Islands under the International Business Companies Act, the registered office of which is situated at Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands (the “Company”), is the owner of the website known as 17173.com (the “Website”); and

WHEREAS, the Seller beneficially owns all of the outstanding capital stock, share capital and equity securities of the Company (the “Shares”); and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Shares for the consideration and on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Shares.

Section 1.1 Sale of Shares. Subject to the terms and conditions of this Agreement, the Seller shall at the Closing sell, transfer, convey, assign and set over (“Transfer”) to the Purchaser, and the Purchaser shall at the Closing purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Shares. In furtherance of the foregoing, the Seller shall at the Closing Transfer record ownership of the Shares to the Purchaser, and execute one or more stock powers, endorsements or assignments as the Purchaser may reasonably request.

ARTICLE II

Purchase Price.

Section 2.1. Payments. In consideration of the Transfer to the Purchaser of the Shares at the Closing and of the other representations, warranties and covenants herein, the Purchaser shall pay to the Seller US$20,500,000 in cash, of which: (1) $250,000 has already been paid to the Seller in the form of a deposit to be credited at Closing to the Purchaser’s account; (2) US$20,250,000 (the “Remaining Consideration”) shall be paid to the Seller at the Closing by wire transfer of immediately available funds.

Section 2.2 Distribution by Seller. Of the Remaining Consideration, approximately US$500,000 will be distributed by the Seller to its employees (the “Distribution”). Seller shall determine in its sole good faith discretion how the amount distributed will be allocated to the Designated Employees (as defined in Section 8.7) and all such payments shall be made by the Seller directly to employees within thirty (30) days of the Closing. Following the distribution, the Seller shall provide the Purchaser with the following information: (i) the names of any Company employees who received distributions in accordance with the foregoing and (ii) the amount distributed to any Company employee. In addition, the Seller agrees that it will inform any Company employees who receive distributions under this Section 2.2 that such distributions were funded by both the Seller and the Purchaser. The Purchaser shall have no responsibility or Liability with respect to the Distribution.

ARTICLE III

Closing.

Section 3.1 Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall be held in Beijing, China, on the Closing Date, and shall be effective as of 12:01 a.m. local time on the Closing Date. All matters at the Closing shall be considered to take place simultaneously. As used herein, the term “Closing Date” shall mean the date which is two Business Days after all of the conditions in Article IX have been satisfied (or waived in writing by the party entitled to provide such a waiver), provided that the Closing Date shall not be later than November 25, 2003, unless the parties hereto mutually agree otherwise in writing.

Section 3.2 Documents of Conveyance, Etc. The Seller and the Purchaser shall deliver to each other at the Closing such certificates, consents, approvals, agreements, and documents relating to the transactions contemplated by this Agreement as are set forth on Schedule 3.2 hereto (collectively with this Agreement, the “Closing Documents”). Each party further agrees that at or subsequent to the Closing, upon the written request of the other party, it will promptly execute and deliver or cause to be promptly executed and delivered any further assignment, instruments of transfer and bills of sale or conveyances reasonably necessary or desirable to vest fully in the Purchaser all of the Seller’s right, title and interest in and to the Shares.

ARTICLE IV

Seller’ Retention and Assumption of Liabilities.

Section 4.1. Approved Liabilities. The Purchaser and the Seller agree that it is their mutual intent and desire that the only Liabilities of the Company as of Closing be those expressly described and itemized on Schedule 4.1 (collectively, the “Approved Liabilities”). As used herein, the term “Liabilities” means any and all liabilities, claims, obligations, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, or liquidated or unliquidated.

Section 4.2 Unapproved Liabilities. Notwithstanding anything contained in this Agreement or the Schedules hereto, or any other Closing Document, to the contrary, the Seller jointly and severally covenants to pay, perform and discharge, and guarantees the payment, performance and discharge of, the Unapproved Liabilities in accordance with their respective terms. The term “Unapproved Liabilities”, as used herein, shall mean any and all Liabilities of the Company which are not specifically listed on Schedule 4.1 or which exceed the amounts of such Liabilities as listed on Schedule 4.1.

ARTICLE V

Representations and Warranties by the Seller.

Section 5.1 Representations and Warranties. The Seller hereby represents and warrants to the Purchaser that except as set forth on the Disclosure Schedule attached hereto, the statements contained in this Article V are true and correct as of the date hereof and shall be true and correct on the Closing Date (other than those representations and warranties made as of a specified date, which are true and correct as of such date). Disclosures made in a specific Disclosure Schedule may apply to or qualify not only the corresponding Section of this Article V, but other Sections of this Article V where it is reasonably clear, upon a reading of the disclosure, without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other Section:

A. Corporate Existence and Qualification of Company; Due Execution, Etc.

(i) The Company is a corporation duly incorporated, validly existing and subsisting under the Laws of the British Virgin Islands under the International Business Companies Act and has the requisite corporate power and authority to own, lease or otherwise hold the Assets and to carry on the Business as conducted through the Closing Date. The Company has no subsidiaries.

(ii) The Seller is a company duly organized, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Closing Documents to be executed by it and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Closing Documents to be executed by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action and, assuming the due execution of this Agreement by the Purchaser, this Agreement and the Closing Documents to be executed by the Seller constitute valid and binding obligations of the Seller enforceable against it in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(iii) The authorized capital stock of the Company consists of fifty thousand (50,000) shares of Common Stock, $1.00 par value. The Shares are comprised of one (1) share of such Common Stock and constitute all of the issued and outstanding capital stock of the Company. The Shares were duly authorized and validly issued and are fully paid and non-assessable, and are not subject to any preemptive rights. There are no outstanding securities or share capital of the Company other than the Shares and there are no outstanding rights or options to acquire securities of the Company, and the Company is not subject to any obligation to issue, deliver, redeem, or otherwise acquire or retire any shares of capital stock. The Seller is not entitled to the payment of any dividends or other distributions from the Company after the date hereof on account of the Seller’s ownership of Shares on or before the date hereof.

(iv) The Seller is the sole beneficial owner and shareholder of record of the Shares, in each case free and clear of any Lien and with all rights to vote and transfer such Shares without any restrictions. The Seller has sole and absolute authority to Transfer the Shares to the Purchaser pursuant to this Agreement.

B. No Violation.

(i) Neither the execution and delivery by the Seller of this Agreement or the Closing Documents to be executed by the Seller, nor the consummation by the Seller of the transactions contemplated hereby or thereby: (1) to the Seller’s knowledge violates or will violate any Law applicable to the Seller or the Company; (2) violates or will violate any order, ruling, writ, judgment, injunction or decree of any Governmental Entity (an “Order”) applicable to the Seller or the Company; (3) conflicts or will conflict with, or results or will result in a breach of or default under, the Memorandum and Articles of Association of the Company (or the organizational documents of the Seller); or (4) results or will result in the imposition of any Lien (as defined below) on any of the Assets (as defined in Section 11.16) or the Shares. No consent, authorization, or approval from, or registration or filing with, any Governmental Entity or other third party (not obtained or made as of the date hereof) is required to be obtained or made by or with respect to the Seller or the Company in connection with the execution and delivery of this Agreement or the Closing Documents or the consummation by the Seller of the transactions contemplated hereby or thereby, including without limitation the Transfer of the Shares.

As used herein, the term “Lien” means any lien, mortgage, security interest,

charge, pledge or encumbrance of any kind.

(ii) The execution, delivery and performance by the Seller of this Agreement and the other Closing Documents, and the consummation of the transactions hereunder and thereunder, including without limitation the Transfer of the Shares to the Purchaser, will not create a material default by the Company under, or give any Governmental Entity or other third party the right to terminate or accelerate any obligations related to any Commitment or any permits, licenses, approvals, consents and authorizations issued by any Governmental Entity (collectively, “Licenses”).

C. Absence of Certain Transactions. Since October 1, 2003: (i) the Business has been operated by the Company or the Predecessor Company only in the ordinary course, consistent with past historical practice (taking into account seasonal changes consistent with historical seasonal changes); and (ii) there has been no Material Adverse Effect.

D. Licenses. Neither the Company nor the Predecessor Company has received notice of any claim, action, suit, proceeding or investigation in or before any Governmental Entity, whether brought, initiated, asserted or maintained by a Governmental Entity or any other person or entity (a “Legal Proceeding”) with respect to its Licenses nor, to the knowledge of the Seller, has any such claim, action, suit, proceeding or investigation been threatened, to revoke, suspend or limit the rights of the Company or the Predecessor Company under any of its Licenses, and the Company is in compliance in all material respects with each of its Licenses.

E. Title to Assets. Schedule 5.1(E) sets forth substantially all of the fixed assets owned, leased or held by the Company. Except as set forth on Schedule 5.1(E), the Company has good and marketable title to all fixed assets described in such Schedule as being owned by the Company and all other Assets, free and clear of all Liens other than Liens for Taxes which are not due and payable. Each material fixed asset, and all Assets in the aggregate, are in reasonable operating condition, normal wear and tear excepted.

F. Intellectual Property.

(i) Set forth on Schedule 5.1(F) is a list of all Intellectual Property which is material to the Business. The Company has all rights to use all such Intellectual Property in all areas in which it conducts business, including without limitation such names, in the manner used by the Company in the operation of the Business, and such usage does not infringe on the rights of any other party. The Company has all rights in the Website and all Website data bases, and has not made copies of, or otherwise disclosed to any party, any Website data base or portion thereof (except that the Company shall be entitled to copy and use the NetCafe Member List pursuant to Section 7.6(C)). The Company and the Predecessor Company have undertaken all commercially reasonable efforts to protect from unauthorized usage or disclosure all Intellectual Property. Except as disclosed in Schedule 5.1(F), neither the Company nor the Predecessor Company has experienced any shutdown, disruption, system failure, problems of a material nature or other similar events with respect to any Intellectual Property used in the operation of the Business that have disrupted its operation or have had a Material Adverse Effect.

(ii) The Intellectual Property includes, and the Company has all right, title and interest in and to, free and clear of any Liens, the names “17173.com” the “17173” “ ” and “ ” names , the Website (including the related domain names), and all Website databases and any derivations thereof, and all of the tradenames listed on Schedule 7.2.

G. Litigation. Except as set forth on Schedule 5.1(G), there are no Legal Proceedings pending or, to the knowledge of the Seller, threatened against the Company, the Predecessor Company, or the Seller or Affiliates of the Company including, without limitation, any legal proceeding that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or any other Closing Document.

H. Compliance With Laws. The Company is not in default with respect to any Order and the Business is operated and has been operated by the Company and the Predecessor Company in all material respects in compliance with all applicable Laws, including without limitation any and all Laws relating to the protection or cleanup of the environment or to the generation, storage or transportation of hazardous materials.

I. Employee Benefits. Schedule 5.1(I) accurately lists all of the employees employed by the Company or any of its Affiliates in connection with the Business.

J. [Intentionally Omitted].

K. Taxes. Except as specifically disclosed on Schedule 5.1(K):

(i) All Tax Returns (as hereinafter defined) required to be filed on or before the Closing Date by the Company or the Predecessor Company have been filed on a timely basis under the Laws of each applicable jurisdiction. All such Tax Returns were complete and accurate as filed in all respects. All Taxes shown as owing on each such Tax Return and all other Taxes owed by the Company or the Predecessor Company have been paid when due. Neither the Company nor the Predecessor Company has executed or filed with any taxing authority or other Governmental Entity any agreement extending the period for filing any Tax Return relating to or otherwise affecting the Business or the Assets. No claim for assessment or collection of Taxes relating to or otherwise affecting the Company, the Predecessor Company, the Business or the Assets is currently pending or, to the Seller’s knowledge, has been asserted against the Company or the Predecessor Company. Neither the Company nor the Predecessor Company is a party to any pending Legal Proceeding by any Governmental Entity for the assessment or collection of Taxes relating to or otherwise affecting the Company, the Predecessor Company, the Business or the Assets, nor does the Seller have any knowledge of any basis for any such Legal Proceeding.

(ii) No waivers of statutes of limitation in respect of any Tax Returns relating to or otherwise affecting the Company, the Predecessor Company, the Business or the Assets have been given or requested by the Company or the Predecessor Company, nor has the Company or the Predecessor Company agreed to any extension of time with respect to a Tax assessment or deficiency relating to or otherwise affecting the Company, the Predecessor Company, the Business or the Assets. No claim has been made at any time by a Governmental Entity in a jurisdiction where the Company or the Predecessor Company does not currently file Tax Returns that it is or may be subject to taxation by that jurisdiction relating to or otherwise affecting the Company, the Predecessor Company, the Business or the Assets, nor does the Seller have knowledge that any such assertion of jurisdiction is threatened. No Liens have been imposed upon or asserted against any of the Assets as a result of or in connection with any failure, or alleged failure, to pay any Tax. No ruling with respect to Taxes has been requested by or on behalf of the Company or the Predecessor Company with respect to the Company, the Predecessor Company the Business or any Assets. There is no claim or dispute concerning any Tax liability of the Company or the Predecessor Company either (A) claimed or raised by any Governmental Entity in writing or (B) as to which the Seller has any knowledge.

(iii) Neither the Company nor the Predecessor Company has entered into any agreement, whether or not written, providing for the payment of Taxes or entitlement to refunds and related matters with any other party. The Company, the Predecessor Company and all of their respective Affiliates have withheld and paid all Taxes required to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party. None of the Assets have in the past been held, and none of the Assets were immediately prior to Closing held, in an arrangement for which Tax Returns as a partnership have been or may be filed.

L. Assets Necessary to Conduct Business. The Assets (along with the software licensed to the Purchaser pursuant to Section 9.9 and commercially available “off the shelf” software licensed to the Predecessor Companies by third parties) comprise all of the assets necessary for the Company to operate the Business. The Company has acquired the Assets and the Business from the Predecessor Company. The Business is the only business of the Company, and the Assets are the only assets, rights or properties of the Company.

M. Certain Financial and Operational Information. The financial and operating statistics provided to the Purchaser (the “Financial Statements”) have been prepared by the Seller in good faith and fairly present the financial condition of the Business and are not in any material respect misleading; provided, however that (i) the Financial Statements are unaudited and are based on the Seller’s internal accounting methods; (ii) Seller is currently implementing a change of accounting method which change may affect the Financial Statements; and (iii) the Financial Statements were prepared by the Seller in accordance with the Seller’s normal accounting practices, at the request of the Purchaser, to facilitate discussions related to the transactions contemplated by this Agreement; and (iv) the Seller can not guarantee the accuracy of the Financial Statements.

N. Solvency. Both as of the date of this Agreement and taking into account the transactions contemplated hereby, (i) the aggregate fair market value of the Seller’s assets is now and will then be greater than the Seller’s Liabilities; (ii) the Seller is now and will then be able to pay their then-existing debts as they become due in the ordinary course, and (iii) the fair salable value of the Seller’s assets is now and will then be greater than the amount that will be required to pay the Seller’s probable liability on their then-existing debts as they become due.

O. Brokers’ Fees. Neither the Company nor the Predecessor Company nor the Seller has made any agreement or taken any other action which will cause the Purchaser or the Company to become obligated for any broker’s or other fee or commission as a result of any of the transactions contemplated by this Agreement.

P. Disclosure. No information provided by or on behalf of the Seller in any Closing Document furnished or to be furnished at or after the Closing contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE VI

Representations and Warranties of the Purchaser.

Section 6.1 Representations and Warranties. The Purchaser represents and warrants to the Seller that:

A. Existence and Qualification of The Purchaser; Due Execution, Etc. The Purchaser is a company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Closing Documents to be executed by it and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Closing Documents to be executed by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action and, assuming the due execution of this Agreement by the Seller, this Agreement and the Closing Documents to be executed by the Purchaser constitute valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

B. No Violation. To Purchaser’s knowledge, neither the execution and delivery by the Purchaser of this Agreement or the Closing Documents to be executed by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby: (1) violates or will violate any Law applicable to the Purchaser; (2) violates or will violate any Order applicable to the Purchaser; (3) conflicts or will conflict with, or results or will result in a breach of or default under, the organizational documents of the Purchaser. No consent, authorization, or approval from, or registration or filing with, any Governmental Entity or other third party (not obtained or made as of the date hereof) is required to be obtained or made by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the Closing Documents or the consummation by the Purchaser of the transactions contemplated hereby or thereby, including without limitation the purchase of the Shares, except whether the failure to have obtained such consent, authorization, or approval from, or to have completed such registration or filing with, any such Governmental Entity or other third party, would not be reasonably expected to have a material adverse effect on the Purchaser’s ability to perform its obligations hereunder, including without limitation its obligations under Section 2.1.

ARTICLE VII

Post Closing Covenants

Section 7.1 Books and Records; Personnel. The Seller will not dispose of or destroy those business records of the Business or primarily relating to the Business which are not delivered to the Purchaser at Closing for three years (or, if longer, the period required by applicable Laws), and will, upon reasonable notice and during normal business hours provide the Purchaser with access to review and copy, at its expense, any such records during such period, provided, however, that the Seller may dispose of such records if allowed by applicable Laws if it gives the Purchaser 60 days’ notice of such intended disposal and an opportunity to procure such records from the Seller prior to such intended disposal.

Section 7.2 Corporate Name and Tradenames. After the Closing, and without limiting Section 7.6, the Seller shall cease, and shall cause its Affiliates to cease, using the “17173” trade name, the “ ” and “ ” trade names, the 17173 domain names and the other tradenames listed on Schedule 7.2. In addition, after the Closing the Seller shall not, and shall cause its Affiliates not to, use any tradename or domain names which (a) are substantially similar to, or misleading or likely to cause consumer confusion with respect to, “17173” or (b) begin with “17.”

Section 7.3 Closing and Post Closing Obligation for Certain Taxes. All Taxes or fees relating to the Transfer of the Shares (excluding, in any event, income taxes of the Purchaser) will be borne by the Seller.

Section 7.4 Company Tax Returns. The parties will reasonably cooperate with each other in the conduct of any Tax audit, claim for refund of Taxes or similar proceedings involving or otherwise relating to any of the Assets or the Business (or the income therefrom or assets thereof). The Seller will prepare and file or cause to be prepared and filed all Tax Returns for the Company that are required to be filed with respect to the Company through the Closing Date. The Seller will pay all Taxes (or, if applicable, reimburse the Purchaser for the payment of such Taxes) attributable to taxable periods of the Company ending on or before the Closing Date or with respect to the allocable portion of any taxable period of the Company that includes but does not end on the Closing Date.

For purposes of this Agreement, (i) “Tax” or “Taxes” includes all federal, state, local, foreign and other taxes, assessments, or governmental charges of any kind whatsoever including, without limitation, income, franchise, capital stock, excise, property, sales, use, service, service use, leasing, leasing use, gross receipts, value added, single business, alternative or add-on minimum, occupation, real and personal property, stamp, workers’ compensation, severance, windfall profits, customs, duties, disability, registration, estimated, transfer, payroll, withholding, employment, unemployment and social security taxes, or other taxes of the same or similar nature, together with any interest, penalties or additions thereon and estimated payments thereof, whether disputed or not; (ii) “Tax Return” or “Tax Returns” includes all returns, reports, information returns, forms, declarations, claims for refund, statements and other documents (including any amendments thereto and including any schedule or attachment thereto) in connection with Taxes that are required to be filed with a Governmental Entity or other tax authority, or sent or provided to another party under applicable Law, and (iii) “Income Tax” or “Income Taxes” means all Taxes imposed on, measured by, or that require reference to, net or taxable income (including any income, capital gains, franchise, estimated, alternative, minimum, add-on minimum or other tax imposed on, measured by, or which requires reference to, net or taxable income), together with interest and penalties thereon and estimated payments thereof.

Section 7.5 Post-Closing Employee Obligations. The Seller shall, at or promptly following Closing, pay or perform, or procure the Company to pay or perform, all Employee Obligations (as defined below), or, if applicable, reimburse the Purchaser for the payment of such Employee Obligations. As used above, the term “Employee Obligations” means any and all obligations or Liabilities of the Company or the Predecessor Company, or any Affiliate thereof, to any Designated Business Employee (as defined in Section 8.2) which are due to such Designated Business Employee as of the date of the Closing arising from the employment or prior employment of any such Designated Business Employee by the Company or the Predecessor Company, or any Affiliate thereof, whether arising under applicable Laws or otherwise, including without limitation any such obligations or Liabilities with respect to accrued salary, vacation or sick pay, or severance, “stay-pay,” or other benefits.

Section 7.6 Non-Competition; Non-Solicitation and Confidentiality.

A. Covenant Not to Compete. Absent the prior written consent of the Purchaser, the Seller shall not (and the Seller shall take any and all reasonable actions to insure that its Affiliates do not): for a period of four years after the Closing Date: directly or indirectly, own, manage, operate, finance, join, or control, or participate in the ownership, management, operation, financing or control of, or be associated as a director, partner, lender, investor or representative in connection with, any profit or not-for-profit business or enterprise engaged in the business of owning and operating a portal website that provides information about 3rd party multiplayer online games in the PRC; provided, however that this Section 7.6(A) shall not prohibit the Seller or it Affiliate from owning or operating any of its own multiplayer online games or owning or operating websites providing information about Seller’s or its Affiliates’ own multiplayer online games.

B. Covenant Not to Solicit.

(i) By the Seller. Absent the prior written consent of the Purchaser, the Seller shall not (and the Seller shall take any and all reasonable actions to insure that its Affiliates do not): for a period of four years after the Closing Date, directly or indirectly solicit, induce or attempt to induce any person employed (or actually known by the Seller or its Affiliates to have been formerly employed) by the Company or its Affiliates in connection with the Business to enter the employ of Seller or any other person or entity, provided that this Section 7.6(B)(i) shall not apply to any Designated Business Employee whose job description or responsibilities are materially and adversely changed, or whose employment is terminated, by the Purchaser or the Company (or their Affiliates) in each case during the six month period following Closing.

(ii) By the Purchaser. Absent the prior written consent of the Seller, the Purchaser shall not (and the Purchaser shall take any and all reasonable actions to insure that the Company and its other Affiliates do not), for a period of four years from the date of this Agreement, directly or indirectly solicit, induce or attempt to induce any person employed (or actually known by the Purchaser or its Affiliates to have been formerly employed) by the Seller or its Affiliates to enter the employ of the Purchaser, the Company or any other person or entity, provided that this paragraph shall not apply to any Designated Business Employee if the transactions contemplated herein are consummated.

(iii) Remedy for Breach. In the event of a material breach of this Section 7.6(B), in addition to any other remedy available to the non-breaching party at law or in equity, the non-breaching party shall no longer be bound by the provisions set forth in this Section 7.6(B).

C. Confidentiality. The Seller shall not (and the Seller shall take any and all reasonable actions to insure that its Affiliates do not) at any time after the Closing, copy, divulge, or permit to be divulged to others, or use in any way any Proprietary Information (as defined below) except (a) in accordance with the Purchaser’s prior written authorization, or (b) as may be required by applicable Laws, but only after the Seller has given the Purchaser reasonable advance notice that the Seller has been ordered by a Governmental Entity to make such disclosure and describing the circumstances surrounding such required disclosure and the Purchaser has had a reasonable opportunity thereafter to petition such government entity for in camera treatment, or other appropriate safeguards against the dissemination beyond or by such Governmental Entity, of the information so ordered disclosed.

As used herein, the term “Proprietary Information” shall mean:

(a) All inventions, discoveries, ideas, research, engineering methods, practices, processes, systems, formulae, designs, products, projects, improvements and developments owned or used by the Company (on or prior to the Closing Date), the Predecessor Company (with respect to the Business) or the Purchaser, or which otherwise are included in the Assets or relate to the Business, and which are not lawfully in the public domain; and

(b) All client and customer lists, pricing information and trade secrets owned or used by the Company (on or prior to the Closing Date), the Predecessor Company (with respect to the Business) or the Purchaser, or which otherwise comprise Assets or relate to the Business; all data bases relating to the Business, and any other data, information, documents or forms pertaining to the financial condition, business affairs or prospects of the Company (as of the Closing Date), the Predecessor Company (with respect to the Business) or the Purchaser, or which otherwise comprise Assets or relate to the Business; whether or not any of the foregoing is published or unpublished, protected or susceptible to protection under patent, trademark, copyright or similar laws and whether or not any party has elected to secure or attempted to secure such protection. Notwithstanding the foregoing, the term “Proprietary Information” shall not include any of the foregoing information or materials (i) that have become generally known to the public through no wrongful act of the Seller or any of its Affiliates; (iii) that have been lawfully received by the Seller from a third party without restriction on disclosure and without a breach by the third party of any obligation of confidentiality; or (iv) that are independently developed by the Seller without use of any Proprietary Information. The parties hereto agree that this Section 7.6(C) shall not prohibit the Seller from using, for the internal business purposes of the Seller and its Affiliates (without distribution to third parties), the member list for the 17173 NetCafe Association (the “NetCafe Member List”).

D. Equitable Relief. The Seller and the Purchaser each acknowledge that any breach of the covenants contained in Section 7.6 would cause an irreparable injury to the Purchaser and that damages and remedies at law for any breach of any such covenant would be inadequate. The Seller and the Purchaser each acknowledge that, in addition to any other remedies available to the Purchaser, the Purchaser shall be entitled to seek injunctive relief and other equitable relief to prevent a breach of any such covenant.

E. Judicial Determinations. It is the desire and intent of the parties to this Agreement that the provisions of this Section 7.6 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 7.6 shall be adjudicated to be invalid, ineffective or unenforceable, this Section 7.6 shall be deemed automatically amended to delete therefrom such provision or portion adjudicated to be invalid, ineffective or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction with respect to which adjudication is made.

Section 7.7 Right of First Refusal. Without limiting or derogating from Section 7.6, the Seller agrees and warrants that from and after the Closing, neither it nor its Affiliates (a “Seller Entity”) shall enter into any Third Party Game Agreement (as defined below) without first notifying the Purchaser in writing of such possible Third Party Game Agreement and offering the Purchaser the opportunity to enter into such agreement on substantially similar terms and conditions (which notice shall describe in reasonable detail such terms and conditions), pursuant to this Section 7.7 (a “Right of First Refusal Notice”). The Purchaser shall have the right to exercise such right of first refusal upon written notice to the Seller to such effect within three business days of its receipt of the Right of First Refusal Notice. In such case, the Purchaser and the Seller Entity shall negotiate in good faith to complete all terms of the Third Party Agreement within fifteen business days following the Purchaser’s election. If the Purchaser and the Seller are unable to complete such terms notwithstanding such good faith negotiation, the Seller may enter into the Third Party Game Agreement with the Person identified in the Right of First Refusal Notice.

As used above, the term “Third Party Game Agreement” means any agreement pursuant to which any Seller Entity proposes to provide any Person with rights relating to the operation in the PRC of any online games owned by any Seller Entity.

Section 7.8 Advertising Contracts. In the event that any advertising contract of the Company or the Predecessor Company relating to the Business which is assumed by the Purchaser or its Affiliates and which requires services to be delivered subsequent to Closing (“Subsequent to Closing Services”) and this service is delivered by the Purchaser subsequent to Closing in accordance with the contract, and the advertiser pays or has paid the Predecessor Company or the Company rather than the Purchaser prior to the Closing (“Pre-Closing Payments”), the Seller will remit the amounts due for Subsequent to Closing Services within 15 days after each month end to the Purchaser. The Purchaser shall reimburse the Seller or its Predecessor Company for any taxes paid to the PRC authorities on account of Pre-Closing Payments.

Section 7.9 Further Assurances. At any time and from time to time, Seller, on the one hand, and Purchaser, on the other hand, shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the other, as the case may be, and necessary for it, as the case may be, to satisfy its respective obligations hereunder or obtain the benefits contemplated hereby.

Section 7.10 Assigned Contracts. The parties agree that neither the Purchaser nor the Company (following the Closing) (nor their respective Affiliates) shall be responsible for any Commitment of the Seller or the Predecessor Company unless expressly assigned to and assumed in writing by the Company or the Purchaser (or their respective Affiliates), as the case may be. The Purchaser agrees that the terms of any

Commitment so assigned and assumed and shall be honored by the Purchaser or the Company (following the Closing) (or their respective Affiliates), as the case may be, in accordance with the terms of the assignment agreement governing such assignment.

ARTICLE VIII

Pre-Closing Covenants

Section 8.1. Covenants Regarding Closing Conditions. The parties shall use their respective reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions to Closing contained in Article IX. Without limiting the generality of the foregoing, the parties shall apply for and diligently prosecute all applications for, and shall use their respective reasonable efforts promptly to obtain, (1) such consents, waivers, releases, authorizations and approvals from such Governmental Entities as shall be necessary to permit the consummation of the Contemplated Transactions; (2) such consents, waivers, valuations, authorizations and approvals as may be required under the Seller’s charter documents or organizational documents; and (3) such consents, waivers, releases, authorizations and approvals from such third parties as shall be necessary to permit the consummation of the Contemplated Transactions.

Section 8.2 Access and Investigation. Prior to the Closing, upon reasonable notice from the Purchaser to the Seller given in accordance with this Agreement, the Seller will afford to the officers, attorneys, accountants or other authorized representatives of the Purchaser reasonable access during normal business hours to the facilities, assets, books and records, and management personnel of the Company, so as to afford the Purchaser a reasonable opportunity to make, at its sole cost and expense, such additional review, examination and investigation of the Company, the Assets, the Business and the Shares as the Purchaser may reasonably desire to make. The Seller shall instruct its accountants and advisers to reasonably cooperate with the Purchaser and to provide Purchaser with reasonable access to such accountants (including their work papers to the extent available to the Seller) and advisers, all at Purchaser’s cost and expense.

Without limiting the foregoing, the Seller will provide the Purchaser, upon the Purchaser’s request, with access to (1) the registered user and other data bases relating to the Business to allow the Purchaser to examine (a) the size of the registered user data base; and (b) for two (2) days, the daily active BBS users and daily message posted; and (2) the Business server records to allow the Purchaser to extract the MRTC graphs for one week for the main servers (the foregoing clauses (1) and (2), the “User Base/Server Confirmation”), provided that, this access of Purchaser to the above does not interfere with any normal business operation of the Seller or the Predecessor Company, and the Purchaser agrees to pay for any liability of the Seller or the Predecessor Company caused by the Purchaser’s negligence or wrongdoing in connection with such access.

Section 8.3 Operation of the Businesses. Between the date of this Agreement and the Closing, except as otherwise expressly provided in or contemplated by this

Agreement or waived or consented to by Purchaser in writing, the Seller shall cause the Company to:

A. conduct the Business only in the ordinary course of business, consistent with past practices (“Ordinary Course of Business”);

B. use their commercially reasonable efforts to: (i) keep available the services of the current officers, employees and agents of the Company, and (ii) maintain the relations and good will with suppliers, customers, landlords, creditors and others having material business relationships with the Company;

C. confer with the Purchaser concerning operational and financial matters regarding the Business which are of a material nature, it being understood that, notwithstanding anything to the contrary herein, until the Closing the Company shall have sole authority to operate the Businesses;

D. maintain all leased and owned real property comprising any of the Assets in accordance with the Ordinary Course of Business;

E. not approve any new capital expenditure or other financial commitment in excess of $10,000;

F. not dispose of or incur, create or assume any Lien, other than Permitted Liens, on any individual capital asset of the Companies or the Businesses if the greater of the book value or the fair market value of such capital asset exceeds $10,000;

G. not incur any indebtedness for money borrowed (excluding trade payables incurred in the Ordinary Course of Business or intercompany borrowings) that constitutes a Liability of the Company in excess of $10,000;

H. not (1) amend its charter documents or organizational documents, (2) issue, sell, redeem or otherwise acquire any capital stock, bonds, debentures, notes or other securities or grant any options (including any employee stock options), warrants or other rights entitling any person to require the issuance or delivery of any capital stock, bonds, debentures, notes or other securities, or (3) declare, or set aside for payment, any dividend to be paid subsequent to the Closing Date;

I. not enter into any material transaction with any Affiliate except on commercially reasonable terms and in the Ordinary Course of Business;

J. not grant material salary or wage increases, or change or amend any benefit plan covering transferred employees in any way that materially changes the amount such employees are entitled to receive under such plan other than pursuant to existing salary and wage plans except in the Ordinary Course of Business;

K. continue its Website data and technology backup and recovery processes consistent with its normal practices in the Ordinary Course of Business; and

L. not take any action or otherwise omit to take any action which would reasonably be expected to cause a breach of the Seller’s representations, warranties, covenants and agreements herein set forth.

Section 8.4 Notification. Between the date of this Agreement and the Closing, the Seller will promptly notify the Purchaser in writing if the Seller becomes aware of any fact or condition that causes or constitutes a breach of any of the Seller’s representations and warranties as of the date of this Agreement, or if the Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly required by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

Section 8.5 No Solicitation or Negotiation. During the period beginning on the date of this Agreement and ending on November 25, 2003 (or, if the Closing Date is extended pursuant to Section 3.1, until the Closing Date), the Seller will not, nor will it authorize or allow the Company or any other Affiliate or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Seller or the Company or any Affiliate to, directly or indirectly, engage in, solicit, initiate, or encourage any inquiries or proposals from any Person (other than the Purchaser) relating to any transaction involving the Transfer or sale of all or any part of the Shares, the Assets or the Business, other than sales of Assets in the Ordinary Course of Business, or any merger, consolidation, business combination, or similar transaction involving the Company or the Business (any such transaction, a “Competing Transaction”) or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any Competing Transaction.

Section 8.6 Publicity. No press release or public announcement related to this Agreement, or the transactions contemplated hereby, shall be issued or made without the joint approval of both parties, unless required by Law (in the reasonable opinion of outside counsel) or NASDAQ or the US Securities and Exchange Commission or other Governmental Entity, rule or regulation, in which case the parties shall use reasonable efforts to give the other the opportunity to review such press release or announcement prior to publication and, where practicable, agree to the form and wording of such release or announcement.

Section 8.7 Employee Transition. The Seller shall use reasonable efforts to assist the Purchaser with the transition of the Designated Business Employees to the Company (or, effective as of the Closing, to the Purchaser or any Person designated by the Purchaser). As used herein, “Designated Business Employees” means those employees of the Business who are listed on Schedule 8.7. The Purchaser shall offer all Designated Business Employees, directly or through the Company following the Closing, severance and certain other employment terms as set forth on Schedule 8.7. Notwithstanding the foregoing, the Purchaser acknowledges and agrees that the Seller is under no obligation to encourage the Designated Employees to accept the offers of employment extended by the Purchaser and that each such Designated Business Employee will make an independent decision regarding the Purchaser’s offer of employment. In no circumstance shall the Seller or the Predecessor Company be liable to the Purchaser for the refusal by a Designated Business Employee of Purchaser’s offer of employment or for the termination of such employment (either voluntary or involuntary) by the Purchaser following the Closing.

Section 8.8 Advertising Agreement. The Seller and the Purchaser have negotiated an Advertising Agreement to be executed and delivered upon Closing, and the Seller and the Purchaser agree that they have completed negotiating all material terms of such agreement as of the date hereof, and that they will execute and deliver such agreement at the Closing in the form so completed. The Purchaser acknowledges that the Purchasers execution and delivery of such advertising agreement as aforesaid is a material inducement to the Seller in entering into this Agreement, and that the Seller would not have agreed to Transfer the Shares pursuant to this Agreement but for the Purchaser’s agreement to execute and deliver such advertising pursuant to this Section 8.8. As used in this Section 8.8, the terms “Purchaser “ and “Seller” mean the Purchaser and Seller and their respective Affiliates.

ARTICLE IX

Closing Conditions

The Purchaser’s obligation to purchase the Shares and to take the other actions required to be taken by the Purchaser at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

Section 9.1 Accuracy of Representations. Each of the Seller’s representations and warranties set forth in Section 5.1 of this Agreement shall be materially accurate as of the date of this Agreement and shall be materially accurate as of the Closing Date as if made on the Closing Date (provided that with respect to any specific representations and warranties which are qualified by materiality or Material Adverse Effect, the term “materially accurate” as used in this sentence shall be deemed to be interpreted as “fully accurate” and provided further that any representations and warranties made as of a specific date shall be materially accurate as of such date) and the Seller’s representations and warranties in Section 5.1(A)(iv) shall be fully accurate as of the date of this Agreement and shall be fully accurate as of the Closing Date as if made on the Closing Date.

Section 9.2 Seller’s Performance. Each of the covenants and obligations that the Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects, and the Seller must have executed and delivered each of the documents required to be delivered by it hereunder, including under Section 3.2 and Schedule 3.2.

Section 9.3 No Injunction. As of the Closing Date, there must not be in effect any injunction or other Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement, or in any other Closing Document, including the Transfer of the Shares (collectively, the “Contemplated Transactions”).

Section 9.4 Consents and Other Closing Conditions. Each and all of the matters described on Schedule 9.4 shall have been satisfied in full.

Section 9.5 No Prohibition. The proposed Transfer of the Shares contemplated hereunder will not contravene, or materially conflict with, or result in a violation of any applicable Law or Order.

The Seller’s obligation to transfer the Shares and to take the other actions required to be taken by the Seller at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

Section 9.6 Accuracy of Representations. Each of the Purchaser’s representations and warranties set forth in Section 6.1 of this Agreement shall have been materially accurate as of the date of this Agreement and shall be materially accurate as of the Closing Date as if made on the Closing Date; provided that any representations and warranties made as of a specific date shall be materially accurate as of such date.

Section 9.7 Purchaser’s Performance. Each of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects, and the Purchaser must have executed and delivered each of the documents required to be delivered by it hereunder.

Section 9.8 Payment of the Remaining Consideration. The Purchaser shall have wired the Remaining Consideration to the account of the Seller and shall provide the Seller with reasonable evidence thereof, and the Seller has received the Remaining Consideration.

Section 9.9 License Agreement. The Purchaser shall have executed a non-exclusive license agreement in substantially the form attached as Schedule 9.9 hereto relating to certain software developed by the Predecessor Company that relates to the Assets.

ARTICLE X

Termination Rights

Section 10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

A. by mutual written consent of the Purchaser and the Seller;

B. by the Purchaser, if any of the conditions in Article IX has not been satisfied as of the Closing or if satisfaction of any such condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition at or before the Closing;

C. by either the Purchaser or the Seller if the other party has materially breached its obligations hereunder; or

D. by either the Purchaser or the Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or November 25, 2003 or such later date as the parties may agree upon.

Section 10.2 Procedures for Termination. In the event of termination by the Seller or the Purchaser pursuant to Section 10.1, written notice thereof shall forthwith be given to the other party in accordance with Section 11.8, and the Contemplated Transactions shall be terminated without further action by any party.

Section 10.3 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 8.6 (Publicity) and Section 11.7 (Expenses) of this Agreement will survive notwithstanding such termination, and except that Section 7.6(B)(ii) (Covenant Not to Solicit by the Purchaser) shall survive for four years following the date of this Agreement notwithstanding such termination; provided, however, that nothing in this Section 10.3 shall be deemed to adversely affect any terminating party’s right to pursue all legal remedies available to such party or to release any party from any liability for any breach of this Agreement prior to such termination, which remedies and liability shall survive such termination.

(

ARTICLE XI

Miscellaneous.

Section 11.1 Entire Agreement; Amendment. This Agreement (including the attached schedules) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) with respect to the subject matter hereof. This Agreement (including the attached schedules) constitutes the entire agreement of the parties hereto with respect to the matters provided for herein and there are no agreements or commitments by or among such parties or their Affiliates with respect to the subject matter hereof. No investigation or receipt of information by or on behalf of the Purchaser will diminish or obviate any of the representations, warranties, covenants or agreements of the Seller under this Agreement.

Section 11.2 Amendments. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Purchaser and the Seller.

Section 11.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns. This Agreement is freely assignable by the Purchaser after the Closing Date but may not be assigned by the Seller without the prior written consent of the Purchaser; provided, however, that any such assignment by the Purchaser shall not relieve it of its obligations hereunder.

Section 11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original for all purposes and all of which together shall constitute one and the same instrument.

Section 11.5 Headings and Section References. The headings of the sections and paragraphs of this Agreement are included for convenience only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. All section references herein, unless otherwise clearly indicated, are to sections within this Agreement.

Section 11.6 Waiver. No failure or delay by either the Purchaser or the Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 11.7 Expenses. Except as otherwise specifically provided for in this Agreement the Seller and the Purchaser shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel.

Section 11.8 Notices. Any notice, request, instruction or other document to be given under this Agreement by any party hereto to any other party shall be in writing and delivered personally, dispatched by facsimile transmission, or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid and return receipt requested:

If to the Seller, at the following address:

NetDragon Websoft, Inc.

58 Hot Spring Branch Road

Fuzhou, Fujian

China

Attn: Liu Dejian;

with a copy to:

Gray Cary Ware & Freidenrich

400 Capitol Mall

Suite 2400

Sacramento, California 95814

Attn: Brooke Campbell

If to the Purchaser, to:

c/o Sohu.com Inc

15/F Tower 2 Bright China Chang An Building

7 Jianguomen Nei Avenue

Beijing, China

100005

Attn: Derek Palaschuk, Chief Financial Officer

with copies to each of:

Goulston & Storrs, P.C.

400 Atlantic Avenue

Boston, MA 02110-3333

Attn.: Daniel R. Avery, Esq.

And

TransAsia Lawyers

Suite 3718 China World Tower 1

1 Jianguomenwai Avenue

Beijing 100004

China

Attn: Philip Qu, Esq.

or at such other address for a party or as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the person or entity to which it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is dispatched by facsimile transmission shall be deemed to have been duly given to the person or entity to which it is addressed upon transmission and confirmation of receipt. Any notice that is addressed as provided herein and mailed by registered or certified mail return receipt requested shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such party, on the day of delivery as set forth on such return receipt. Any notice that is addressed as provided herein and sent by a nationally recognized overnight courier service shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such person or entity, on the next business day following its deposit with such courier service for next day delivery.

Section 11.9 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed and construed in accordance with the substantive Laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

Section 11.10 Severability. If any provisions hereof shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provisions shall be of no force and effect, but the illegality or unenforceability shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

Section 11.11 “Knowledge”. Whenever “to its knowledge,” “known” or a similar phrase is used to qualify a representation of the Seller, the “knowledge” so referred to shall be deemed to be (a) the actual knowledge of each of Dejian LIU, Frank CHEN and Zongjian CAI, and (b) the knowledge that any such person would reasonably be expected to acquire in the prudent discharge of his or her duties with respect to the Company or the Predecessor Company.

Section 11.12 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

Section 11.13 Arbitration. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules (the “Arbitrators”). The arbitration shall be conducted by the Arbitrators in English and shall be held in Shanghai, PRC. Each party hereby submits to the jurisdiction of the Arbitrators, and expressly and irrevocably waives any claim or defense based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens, or any similar basis with respect to such arbitration.

Section 11.14 Indemnification: Survival of Representations and Warranties.

A. Indemnification by Seller. The Seller hereby agrees to defend, hold harmless and indemnify the Purchaser and its Affiliates and their respective employees, officers, directors, stockholders, partners and representatives from and against any losses, assessments, Liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) which arise out of or relate to:

(1) any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of the Seller or its Affiliates contained in this Agreement, including without limitation in the Disclosure Schedule, or in any other Closing Document or in any certificate or other instrument or document furnished or to be furnished by the Seller pursuant to this Agreement;

(2) any Liabilities of the Company or its Affiliates other than the Approved Liabilities, including without limitation any Employee Obligations and any other Liabilities of the Company or its Affiliates relating to (i) outstanding amounts owed to any employees, including, without limitation, any wages, allowances or subsidies; (ii) outstanding amounts owed to the local fund centers for social security; (iii) withholding or payment obligations with respect to individual income tax on behalf of employees in accordance with PRC Laws; and (iv) payments of any medical compensation (if applicable); or

(3) without limiting the generality of the preceding clauses (1) and (2), (a) the operation of the Business prior to the Closing, whether by the Company or the Predecessor Company or otherwise; and (b) any Taxes attributable to the Business for all periods prior to Closing, and all other Taxes of the Seller or its Affiliates; in each case under the foregoing sub-clauses (a) and (b), inclusive, regardless of whether such losses, assessments, Liabilities, claims, damages, costs and expenses, or the facts or circumstances relating thereto, were disclosed hereunder or in the Disclosure Schedule or otherwise, but excluding, for purposes of sub-clause (a) of this clause (4), the Approved Liabilities;

and all such losses, assessments, Liabilities, claims, damages, costs and expenses so arising out of or relating to any of the foregoing clauses (1), (2) and (3), inclusive, of this Section 11.14(A), or the matters described therein, are referred to hereinafter as the “Purchaser’s Losses;” provided, however, that the Seller shall not have any obligation so to indemnify the Purchaser on account of any breach of any representation or warranty pursuant to Section 11.14(A)(1) unless and until the Purchaser’s Losses paid, incurred, suffered or accrued by the Purchaser on account of all such breaches of representations and warranties exceed $50,000 in the aggregate, in which event the Purchaser will be entitled to such indemnification including such original $50,000; provided further, however, that the foregoing proviso shall not apply to Seller’s representations and warranties in Sections 5.1(A), 5.1(F)(ii) (with respect to the 17173.com domain name only) or 5.1(K), respectively.

B. Indemnification by the Purchaser. The Purchaser hereby agrees to defend, hold harmless and indemnify the Seller and its Affiliates and their respective employees, officers, directors, stockholders, partners and representatives from and against any losses, assessments, Liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) which::

(1) arise out of or relate to any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of the Purchaser or its Affiliates contained in this Agreement or in any other Closing Document or in any certificate or other instrument or document furnished or to be furnished by the Purchaser or its Affiliate pursuant to this Agreement (collectively, the “Seller’s Losses”); or

(2) result from the negligence or wrongdoing of the Purchaser in connection with its access relating to the User Base/Server Confirmation as described in Section 8.2.

C. Survival of Representations and Warranties. The Seller’s representations and warranties under this Agreement, and its indemnification obligations arising solely from such representations and warranties under Section 11.14(A)(1), shall survive the Closing and shall expire and terminate on the date which is one year following the Closing (the “Termination Date”) unless written notice by the Purchaser of a breach or alleged breach thereof has been provided to the Seller on or prior to such date, in which case such representations and warranties, and such indemnification obligations, shall not so expire and terminate; provided however, that the representations and warranties set forth in Sections 5.1(A), 5.1(F)(ii) (with respect to the 17173.com domain name only) or 5.1(K) of this Agreement and any and all indemnification obligations relating thereto, shall not so expire or otherwise terminate on the Termination Date, but shall instead expire on the date which is ninety (90) calendar days following the expiration of the applicable statutes of limitations relating to any claim giving rise to the Purchaser’s Losses.

D. Limitation on Indemnification Liability in Certain Cases. The maximum aggregate liability of the Seller under Section 11.14(A)(1) for any one or more breaches of the Seller’s representations or warranties under Article V of this Agreement shall be $2,460,000; provided, however, that such limitation on the liability of the Seller shall not apply to, and there shall instead be a limit of $20,500,000 on the liability of the Seller to the Purchaser or its Affiliates under Section 11.14(A)(1) on account of, any breach of the representations or warranties set forth in Sections 5.1(A), 5.1(F)(ii) (with respect to the 17173.com domain name only) or 5.1(K), respectively, of this Agreement. The maximum aggregate liability of the Purchaser under Section 11.14(B)(1) shall be $2,460,000, and the maximum aggregate liability of the Purchaser under Section 11.14(B)(2) shall be $20,000,000.

In addition to the foregoing, in the event of a breach by the Seller of Section 5.1(K) which relates to the Taxes of the Predecessor Company (but not the Company) which Taxes do not affect, and which did not arise in connection with, the Business or the Assets; then the Purchaser shall only be entitled to indemnification with respect to such breach to the extent that the related Purchaser’s Losses arose from or relate to a claim brought or threatened to be brought by a third party (including without limitation a Governmental Entity).

E. Procedures.

(i) In the event that any Legal Proceeding shall be threatened or instituted in respect to which indemnification may be sought by one party hereto from another party under the provisions of this Section 11.14, the party seeking indemnification (“Indemnitee”) shall, reasonably promptly after acquiring actual knowledge of such threatened or instituted Legal Proceeding, cause written notice in reasonable detail of such threatened or instituted Legal Proceeding and which is covered by this indemnification, to be forwarded to the other party from which indemnification is being sought (“Indemnitor”), provided, however, that the failure to provide such notice as of any particular date as aforesaid will not affect any rights to indemnification hereunder, except to the extent, and only to such extent, that such failure to provide such notice actually and materially prejudices the Indemnitor’s ability to adequately defend such Legal Proceeding.

(ii) In the event of the initiation of any Legal Proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of the notice described in Section 11.14(E)(i), at its option and at its own expense, to be represented by counsel of its choice, and (subject to Section 11.14(E)(iii)) to defend against, negotiate, settle or otherwise deal with any Legal Proceeding or demand that relates to any Purchaser’s Losses or Seller’s Losses, as the case may be, indemnified against hereunder, and, in such event, the Indemnitee will reasonably cooperate with the Indemnitor and its representatives in connection with such defense, negotiation, settlement or dealings (and the Indemnitee’s costs and expenses arising therefrom or relating thereto shall constitute Purchaser’s Losses, if the Indemnitee is the Purchaser, or Seller’s Losses, if the Indemnitee is a Seller); provided, however, that the Indemnitee may directly participate in any such Legal Proceeding so defended with counsel of its choice at its own expense, except that, if the Indemnitor fails to take reasonable steps necessary to defend diligently such third party claim within 15 business days after receiving written notice from the Indemnitee that the Indemnitee reasonably believes the Indemnitor has failed to take such steps or if the Indemnitor has not undertaken fully to indemnify the Indemnitee in respect of all such Purchaser’s or Seller’s Losses, as the case may be, relating to the matter and as required hereunder, the Indemnitee may assume its own defense, and, in such event (a) the Indemnitor will be liable for all Purchaser’s or Seller’s Losses, as the case may be, reasonably paid or incurred in connection therewith, and (b) the Indemnitor shall, in any case, reasonably cooperate, at its own expense, with the Indemnitee and its representatives in connection with such defense.

(iii) Without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, the Indemnitor will not enter into any settlement of any third party claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or which would otherwise adversely affect the Assets or the Business. If a firm offer is made to settle a third party claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnitor desires to accept and agree to such offer, the Indemnitor will give written notice to the Indemnitee to that effect. If the Indemnitee notifies the Indemnitor that it does not consent to such firm offer within 10 calendar days after its receipt of such notice from the Indemnitor, the Indemnitee may continue to contest or defend such third party claim and, in such event, the maximum Liability of the Indemnitor as to such third party claim will not exceed the amount of such settlement offer, plus the Purchaser’s Losses or Seller’s Losses, as the case may be, reasonably paid or incurred by the Indemnitee through the end of such 10-calendar day period.

(iv) After any final judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter, and the Indemnitor shall pay all of the sums so owing to the Indemnitee by wire transfer or certified or bank cashier’s check within 30 days after the date of such notice. Any and all Purchaser’s Losses or Seller’s Losses, other than those described in the preceding sentence (including Purchaser’s Losses or Seller’s Losses incurred in the absence of any threatened or pending Legal Proceeding, or Purchaser’s Losses or Seller’s Losses incurred after any such Legal Proceeding has been threatened or instituted but prior to the rendering of any final judgment or award in connection therewith), shall be paid by the Indemnitor on a current basis, and, without limiting the generality of the foregoing, the Indemnitee shall have the right to invoice the Indemnitor for such Purchaser’s Losses or Seller’s Losses, as the case may be, as frequently as it deems appropriate, and the amount of any such Purchaser’s Losses or Seller’s Losses, as the case may be, which are described or listed in any such invoice shall be paid to the Indemnitee, by wire transfer or certified or bank cashier’s check, within 30 days after the date of such invoice.

Section 11.16 Certain Definitions and Interpretive Matters.

A. Certain Definitions. The following terms shall have the following meanings:

(i)	“Affiliate” has the meaning given to that term in Rule 12b-2 of Regulation 12B under the United States Securities Exchange Act of 1934, as amended, and, when used with respect to the Company, shall include, in any event, the Predecessor Company.

(ii)	“Assets” means all of the properties, rights, claims, contracts and assets, tangible or intangible, choate or inchoate, and wherever located, of (a) the Company; or (b) the Predecessor Company (in the case of clause (b), to the extent relating to the Business.

(ii)	“Business” means the business of owning and operating the www.17173.com website, as operated by the Company and the Predecessor Company prior to Closing.

(v)	“Commitments” means all Company or Predecessor Company contracts, agreements, other rights of a contractual nature and franchises.

(vi)	“Governmental Entity” means any domestic or foreign court, government, governmental agency, authority, entity or instrumentality.

(vii)	“Intellectual Property” means all licenses, patents, copyrights, designs and drawings, engineering and manufacturing documents, technical manuals, patterns, processes, formulae, know-how, trade secrets, trademarks, service marks, trade names, inventions and discoveries (whether patentable or not), and any computer software, programs and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements, replacements and modifications thereof, and all related documentation, developer notes, comments and annotations, and other similar rights of the Company, and all applications therefor and registrations thereof, including without limitation and all other Proprietary Information of the Company, and all rights to sue for past, present and future infringement or other violations of the Intellectual Property, and all goodwill associated with any of the foregoing. Without limiting the generality or effect of the foregoing, the Intellectual Property includes the Company’s rights in the names “17173” or “ the “ ” and “ ” trade names, and all trademark and service mark rights relating to such names, if any, along with the rights (common law or otherwise), registrations and logos and goodwill relating thereto, if any, and to the design element and any variations or combinations thereof and the goodwill relating thereto.

(viii)	“Laws” shall mean any federal, state, county or local statute, law, ordinance, rule, regulation, order, judgment or ruling.

(x)	“Material Adverse Effect” means any fact, circumstance, event, change or effect that is materially adverse to (a) the Company, the Assets or the financial condition of the Business or (b) the ability to operate the Business as operated by the Company as of the Closing Date.

(xi)	“Person” means any person, company, corporation, joint venture, partnership, legal association, or other entity, including any Governmental Entity;

(xii)	“Predecessor Company” means Fuzhou NetDragon Computer Network Information Technology Co., Ltd., a domestic limited liability company established and existing under the laws of the PRC;

(xiii)	“PRC” means the Peoples’ Republic of China;

(xiv)	“Schedule” or “Disclosure Schedule” shall mean the Schedules, inclusive, attached hereto, which Schedules are incorporated herein and made a part hereof, fully as if the same were herein set forth in their entirety.

Unless the context otherwise requires, (i) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with the United States Generally Accepted Accounting Principles, consistently applied (“US GAAP”), (ii) “or” is disjunctive but not necessarily exclusive, and (iii) all references to “$” or dollar amounts mean lawful currency of the United States of America.

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B. Interpretive Matters. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the date first set forth above.

Purchaser:
SOHU.COM LIMITED

/s/ DEREK PALASCHUK
By:	Derek Palaschuk
Its:	Treasurer and Director

Seller:
NETDRAGON WEBSOFT, INC.

/s/ LIU DEJIAN
By:	Liu Dejian
Its:

List of Schedules

Schedules Omitted in Accordance With Item 601(b)(2) of Regulation S-K

•	Schedule 3.2—Closing Deliverables
•	Schedule 4.1—Approved Liabilities
•	Schedule 5.1(E)—Fixed Assets
•	Schedule 5.1(F)—Intellectual Property
•	Disclosure Schedule
•	Schedule 8.7—Designated Business Employees
•	Schedule 8.8—Form of Advertising Agreement
•	Schedule 9.4—Additional Closing Conditions
•	Schedule 9.9—Form of License Agreement

Sohu.com Inc. will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request; provided however, that Sohu.com Inc. may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.